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                                                                    Exhibit 23.1


INDEPENDENT  AUDITORS'  CONSENT

We consent to the incorporation by reference in the registration statements (Nos. 333-90681, 333-39416, 333-43888, 333-76490, 333-73166, 333-66658,
333-83358,  333-81648, 333-48372) on Form S-3 of Alloy, Inc. of our report dated
March 14, 2003 with respect to the consolidated balance sheet of Alloy, Inc. as of January 31, 2003 and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders' (deficit) equity, and cash flows for the year ended January 31, 2003 which report appears in the January 31, 2003 annual report on Form 10-K of Alloy, Inc. Our report refers to the adoption in 2002 of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

                                      /s/  KPMG  LLP

                                           KPMG  LLP


New  York,  New  York
May  1,  2003


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